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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in Registration Statement on Form S-4 of Meritage Corporation of our reports, dated March 25, 2002, relating to the consolidated financial statements of Hammonds Homes, Ltd. and Subsidiaries as of December 31, 2001 and December 31, 2000 and each of the years in the three year period ended December 31, 2001 and Crystal City Land & cattle, Ltd. and Subsidiaries as of December 31, 2001 and from August 23, 2001 (date of inception) to December 31, 2001, which reports appear in Form 8- K/A of Meritage Corporation dated july 12, 2002 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Kolkhorst & Kolkhorst

Houston Texas

May 6, 2003